Exhibit 10.1

Letter Agreement

Mr. Michael Coyne

Potbelly Corporation

111 North Canal, Suite 850

Chicago, Illinois 60606

Re:	Compensation as Interim Chief Executive Officer

Dear Mike:

We are pleased that you have agreed to serve as the Interim Chief Executive Officer (“Interim CEO”) of Potbelly Corporation (the “Company”) beginning effective July 18, 2017. The purpose of this letter agreement is to document the compensation that you will receive for your duties as Interim CEO.

For the period that you serve as Interim CEO, the Company will pay you a cash payment of $25,000 per calendar month; provided, however, that if you serve as the Interim CEO for 14 days or less during a calendar month, you will only receive a cash payment of $12,500 for that month. Any payments to which you are entitled for a month will be paid to you no later than the last day of the month following the month for which the services were performed (or such earlier date required by applicable law). All payments will be subject to applicable withholdings and other required deductions.

Any payments for additional compensation for your duties as Interim CEO will terminate for periods after you cease serving as the Interim CEO. The payments set forth herein are in addition to any compensation to which you are entitled under your Executive Employment Agreement with the Company dated May 1, 2015 (the “Employment Agreement”). Your additional compensation outlined in this letter agreement, will not be considered base salary, bonus or other compensation for purposes of your Employment Agreement.

Please indicate your agreement with the foregoing by signing and returning a copy of this letter agreement to me. Of course, if you have any questions regarding the foregoing, please feel free to contact me.

Sincerely yours,

POTBELLY CORPORATION

By:	/s/ Marla Gottschalk
Name:	Marla Gottschalk
Title:	Director

Agreed:

/s/ Michael Coyne	July 18, 2017
Michael Coyne